RETROACTIVE CONSULTING AGREEMENT

This Retroactive Consulting Agreement (hereinafter "Agreement") dated as of November 25, 2015, between ALKAME HOLDINGS, INC., a corporation organized and existing under the laws of the State of Nevada (hereinafter "Corporation") and Kaufman & Associates Inc. (hereinafter "Consultant"), and Craig Kaufman (hereinafter "Kaufman"), the President of Consultant. Collectively hereinafter referred to as "Parties."

WHEREAS, the Corporation desires to recognize the engagement of Consultant for 2015 under the terms and conditions hereof and has authorized and approved the execution of this Agreement; and

WHEREAS, Consultant desires to be engaged by the Corporation and has requested that the Corporation retroactively apply the terms and conditions hereinafter provided for 2015 and, in exchange, Consultant will agree to enter into a new consulting agreement that will govern the Parties’ relationship for 2016 through 2017;

NOW, THEREFORE, in consideration of the mutual understanding set forth herein, the Parties agree as follows:

1. Consultant's Duties: The Corporation hereby engages the Consultant as its business and financial consultant. Subject at all times to the control and direction of the Corporation’s Chief Executive Officer, (hereinafter “Management”), the Consultant shall have the duties as the general advisor and consultant to Management on all matters pertaining to the business and to render all other services relevant thereto. The Consultant, by Kaufman, shall perform all other duties that may be reasonably assigned to it by Management provided said duties be consistent with the prestige and responsibility of Kaufman's position. The Consultant shall, through its agents, servants and employees, devote its best efforts at all times necessary to perform its duties and to advance the Corporation's best interests. The Consultant and the Corporation acknowledge that the Consultant and its agents, servants and employees have other business interests and shall not be required to devote its exclusive time and attention to the performance of its duties hereunder.

2. Term: The term of Consultant's employment under this Agreement (the "Term") shall commence on January 1, 2015 and shall terminate on December 31, 2015.

3. Compensation: For all services rendered by the Consultant under this Agreement, the Corporation shall pay to Consultant as compensation (the “Base Compensation”) at the annual rate of $120,000 for the period from January 1, 2015 through December 31, 2015. In addition, the Corporation will also issue to the Consultant one million (1,000,000) shares of the Corporation’s newly created Series D Preferred Stock.

4. Expenses: Consultant will be reimbursed by the Corporation for all reasonable business expenses incurred by the Consultant in the performance of its duties. Said reimbursement shall be made no less frequently than monthly upon submission by the Consultant of a written request for same.

5. Indemnification: The Corporation shall provide the Consultant (including his heirs, executors and administrators) with coverage under a liability insurance policy at the Corporation's expense to the same extent as provided for directors, officers or trustees of the Corporation. In addition, the Corporation shall indemnify the Consultant (and his heirs, executors and administrators) against all expenses and liabilities reasonably incurred by it in connection with or arising out of any action, suit or proceeding in which the Consultant may be involved by reason of its having been a consultant the Corporation or any subsidiary thereof. Such expenses and liabilities shall include, but not be limited to, judgments, court costs and attorneys' fees and the cost of reasonable settlements, such settlements to be approved by the Board if such action is brought against the Consultant. The Corporation shall, upon the request of the Consultant, advance to Consultant such amounts as necessary to cover expenses, including without limitation legal fees and expenses, incurred by the Consultant in connection with any suit or proceeding in which the Consultant may be involved by reason of his being a consultant of the Corporation or of any subsidiary thereof. Such indemnity and advance of expenses, however, shall not extend to matters as to which the Consultant is finally adjudged to be liable for willful misconduct in the performance of its duties.

6. Right of Conversion: If the Corporation is unable to pay any portion of its cash compensation as required this Agreement when due because of insufficient liquidity, then (i) the Corporation shall inform Consultant; and (ii) Consultant shall, in its sole discretion, be entitled at any time to convert such cash compensation, or any portion thereof, into shares of the Corporation’s Common Stock or Series D Preferred Stock, as it may choose. The number of shares shall be determined by using the closing price of the Corporation’s Common Stock on the trading day preceding the date of conversion.

7. Arbitration: Any controversy, claim, or dispute between the parties, directly or indirectly, concerning this Agreement or the breach hereof, or the subject matter hereof, including questions concerning the scope and applicability of this arbitration clause, shall be finally settled by arbitration in Las Vegas, Nevada pursuant to the rules then applying of the American Arbitration Association. The arbitrators shall consist of one representative selected by the Corporation, one representative selected by the Consultant and one representative selected by the first two arbitrators The parties agree to expedite the arbitration proceeding in every way, so that the arbitration proceeding shall be commenced within thirty (30) days after request therefore is made, and shall continue thereafter, without interruption, and that the decision of the arbitrators shall be handed down within thirty (30) days after the hearings in the arbitration proceedings are closed. The arbitrators shall have the right and authority to assess the cost of the arbitration proceedings and to determine how their decision or determination as to each issue or matter in dispute may be implemented or enforced. The decision in writing of any two of the arbitrators shall be binding and conclusive on all of the parties to this Agreement. Should either the Corporation or the Consultant fail to appoint an arbitrator as required by this Section 12 within thirty (30) days after receiving written notice from the other party to do so, the arbitrator appointed by the other party shall act for all of the parties and his decision in writing shall be binding and conclusive on all of the parties to this Employment Agreement. Any decision or award of the arbitrators shall be final and conclusive on the parties to this Agreement; judgment upon such decision or award may be entered in any competent Federal or state court located in the United States of America; and the application may be made to such court for confirmation of such decision or award for any order of enforcement and for any other legal remedies that may be necessary to effectuate such decision or award.

8. Notices: All notices, requests, consents and other communications required or permitted to be given hereunder, shall be in writing and shall be deemed to have been duly given if delivered personally or sent by mail first-class, postage prepaid, by registered or certified mail shall be deemed to have been given on the date sent), to the parties at their respective addresses herein set forth or to such other address as either party shall designate by notice in writing to the other in accordance herewith. Copies of all notices shall be sent to the addresses described in the recitals unless noticed in writing of a change.

If to Company:	If to Consultant:
Alkame Holdings, Inc.	Craig Kaufman
3651 Lindell Rd., Suite D356	1341 W. Fullerton Ave. #212
Las Vegas, NV 89103	Chicago, IL 60614

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9. General:

Governing Law: This Agreement shall be governed by and construed and enforced in accordance with the local laws of the State of Nevada applicable to agreements made and to be performed entirely in Nevada.

Captions: The section headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

Entire Agreement: This Agreement sets forth the entire agreement and understanding of the parties relating to the subject matter hereof, and supersedes all prior agreements, arrangements and understandings, written or oral, relating to the subject matter hereof. No representation, promise or inducement has been made by either party that is not embodied in this Agreement, and neither party shall be bound by or liable for any alleged representation promise or inducement not so set forth.

Severability: If any of the provisions of this Agreement shall be unlawful, void, or for any reason, unenforceable, such provision shall be deemed severable from, and shall in no way affect the validity or enforceability of, the remaining portions of this Agreement.

Waiver: The waiver by any party hereto of a breach of any provision of this Agreement by any other party shall not operate or be construed as a waiver of any subsequent breach of the same provision or any other provision hereof.

Counterparts: This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same Agreement.

Assignability: This Agreement, and Consultant's rights and obligations hereunder, may not be assigned by Consultant. The Corporation may assign its rights, together with its obligations, hereunder in connection with any sale, transfer or other disposition of all or substantially all of its business or assets; in any event the rights and obligations of the Corporation hereunder shall be binding on its successors or assigns, whether by merger, consolidation or acquisition of all or substantially all of its business or assets; provided, however, that any such assignment shall not release the Corporation from its obligations hereunder. This Agreement shall inure to the benefit of, and be binding upon, the Consultant and his executors, administrators, heirs and legal representatives.

Amendment: This Agreement may be amended, modified, superseded, cancelled, renewed or extended and the terms or covenants hereof may be waived, only by a written instrument executed by both of the parties hereto, or in the case of a waiver, by the party waiving compliance. No superseding instrument, amendment, modification, cancellation, renewal or extension hereof shall require the consent or approval of any person other than the parties hereto. The failure of either party at any time or times to require performance of any provision hereof shall in no matter affect the right at a later time to enforce the same. No waiver by either party of the breach of any term or covenant contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such breach, or a waiver of the breach of any other term or covenant contained in this Agreement.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

ATTEST: COMPANY	CONSULTANT
By: /s/ Robert K. Eakle	By: /s/ Craig Kaufman
Name: Robert K. Eakle	Name: Craig Kaufman
Title: Chief Executive Officer	Title: Owner

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